Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Gregory D. Tranter, has authorized and designated each of Charles F. Cronin,
J. Kendall Huber and Walter H. Stowell, acting singly, to execute and file on the undersigned's behalf, individually and in the undersigned's capacity as a trustee for various family trusts, all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of The Hanover Insurance Group, Inc. The authority of Charles F. Cronin, J. Kendall Huber and Walter H. Stowell under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of The Hanover Insurance Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Charles F. Cronin, J. Kendall Huber and Walter H. Stowell are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Gregory D. Tranter
Dated: January 16, 2005